Exhibit 5.1

[Company Letterhead]

May 7, 2014

Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

   I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Air Lease Corporation, a Delaware corporation (“Air Lease”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to 5,000,000 shares of the Class A Common Stock, par value $0.01 per share,  of Air Lease (“Class A Common Stock”) authorized to be issued from time to time by Air Lease under the Air Lease Corporation 2014 Equity Incentive Plan (the “2014 Plan”) and in addition an aggregate of 1,717,262 shares of Class A Common Stock previously registered for issuance under the Amended and Restated Air Lease Corporation 2010 Equity Incentive  Plan (the “2010 Plan”) on a Registration Statement on Form S-8 (No. 333-174708) filed by Air Lease on June 3, 2011 with the Commission including  (i) shares which remain unissued and available under the 2010 Plan as of the effective date of the 2014 Plan, assuming target payout of outstanding performance-based restricted stock units, and are authorized to be carried over and issued under the 2014 Plan and (ii) an estimated number of shares subject to outstanding awards under the 2010 Plan as of the effective date of the 2014 Plan which in the future may become available for issuance under the terms of the 2014 Plan (collectively, the “Shares”).  This opinion relates to the Shares.

I am Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Air Lease and as such have acted as counsel to Air Lease in connection with the preparation of the Registration Statement and the 2014 Plan.  As such counsel, it is my opinion that the Shares when under issued under the 2014 Plan, will be validly issued, fully paid and nonassessable.  In arriving at the foregoing opinion, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of Air Lease and of public officials identified to my satisfaction and other instruments as I have deemed necessary or appropriate for the purposes of rendering the opinion set forth above.  I am admitted to practice law in the State of California, and I render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

I consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving my consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Carol H. Forsyte

Carol H. Forsyte
Executive Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer
of Air Lease Corporation